PART A
                     REVISED EMPLOYMENT TERMS FOR KEN OLSEN

     1. Ken Olsen will reduce his hours of work to 20 hours/week (instead of his current 40 hours/week) starting June 1, 2003 until December 31, 2003 due to work slow down at the present time. During this time, Ken Olsen will maintain all the benefits he otherwise participated in with the Company as of June 1, 2003. The Company, however, retains the rights to recall Ken Olsen for increased or full time work at any time in future, if needed. In consideration of this right to recall, the Company will guarantee at least 20 hours/week work till December 31, 2003, resulting in proportional adjustments (actual hours vs. 40 hours/week) in compensation.

     2. The Company may, at the end of the guaranteed period, elect to continue Ken Olsen's employment under the terms of the employment package as provided below in item C. This employment package may also be provided within the guarantee period with the mutual consent of Ken Olsen and the Company.

     3. If Ken Olsen, however, does not agree to the recall to full-time status within fifteen (15) days from the date of recall, as defined in item 1 above, or decides to terminate employment of his own free will during the guarantee period, or terminates the employment on his own free will while employed full time (during, before or after the guarantee period) the employment package (see Item C below) will NOT be provided.

     4. If Ken Olsen is not reinstated for full time work on or before January 1, 2004, Ken Olsen may terminate any employment with the Company on his free will and still receive the benefits under Part C in a lump sum as a severance package.

     5. Ken Olsen will be entitled to the balance of any unpaid compensation under Part C as a severance package, if his employment is terminated by the Company after January 1, 2004 for any reason other than a just cause involving misconduct of Ken Olsen.


                                     PART B
                            CERTAIN PRIOR AGREEMENTS

The Company acknowledges that Ken Olsen entered in to certain Agreements regarding Repurchase of Stock and Employment/Compensation upon Change in Control Event on August 20, 1997, as approved by the Board of Directors at the time. None of the current outside Board Members were on the Board or part of the Management of the Company at the time of the Agreements. Therefore, those agreements will remain as such without any considerations at present.


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                                     PART C
                    POST DECEMBER 31, 2003 EMPLOYMENT PACKAGE

In recognition of the outstanding contributions from Ken Olsen, the following Employment Package is provided by the Board of Directors as pertaining to the terms and conditions outlined above in the Section - Future Employment of Ken
Olsen:

     1. Fifteen (15) months of full time salaried employment (pay rate equivalent to pay rate prior to this agreement, which is $96,900 per year), starting January 1, 2004. During the term of this agreement Ken Olsen will be available to APA Optics, and will not be employed elsewhere. Olsen also has the option to voluntarily resign from his employment and take any unused portion of the compensation under the employment package as a lump sum, if he chooses.

     2. During the term of this employment package, Ken Olsen will not be provided any benefits at the Company's expense. However, Ken Olsen may participate in any standard benefit provided by the Company electing to so participate and by providing for a deduction from his compensation for the cost of the benefit or reimbursing the full amount of expenses incurred by the Company in providing the designated benefits.


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